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                                  Exhibit 23.1
                                  ------------

                              Accountant's Consent

The Board of Directors
Vitesse Semiconductor Corporation

     We consent to incorporation by reference in this registration statement Post-Effective Amendment to Form S-3 of Vitesse Semiconductor Corporation of our report dated October 14, 1998, relating to the consolidated balance sheets of Vitesse Semiconductor Corporation and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended September 30, 1998, and related schedule, which report appears in the September 30, 1998 annual report on Form 10-K of Vitesse Semiconductor Corporation, and to reference to our firm under the heading "Experts" in the registration statement.

KPMG LLP
Los Angeles, California

April 2, 1999